EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sarepta Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-209709, 333-234698 and 333-2229934) on Form S-3ASR and (Nos. 333-101826, 333-172823, 333-175031, 333-192287, 333-199037, 333-209710, 333-213022, 333-34047, 333-49994, 333-49996, 333-221271, 333-228719 and 333-233715)  on Form S-8 of Sarepta Therapeutics, Inc. and subsidiaries of our report dated February 26, 2020, with respect to the consolidated balance sheets of Sarepta Therapeutics, Inc. and subsidiaries as of  December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Sarepta Therapeutics, Inc. and subsidiaries.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Cambridge, Massachusetts

February 26, 2020